UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

(Amendment No. )

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

LA ROSA HOLDINGS CORP.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

LA ROSA HOLDINGS CORP.

1420 Celebration Blvd., 2nd Floor

Celebration, Florida 34747

(321) 250-1799

INFORMATION STATEMENT

To the Holders of Common Stock of La Rosa Holdings Corp.,

This Information Statement is being circulated to the stockholders of record of the outstanding common stock, $0.0001 par value per share (the “Common Stock”), of La Rosa Holdings Corp. (the “Company”), as of the close of business on April 1, 2024, pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The purpose of this Information Statement is to inform our stockholders of actions taken by written consent of the holder of a majority of the outstanding voting stock of the Company, holding approximately 75.4% of the outstanding voting capital stock of the Company (the “Majority Stockholder”). This Information Statement shall be considered the notice required under Chapter 78 of the Nevada Revised Statutes (the “NRS”).

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

The following action was authorized by written consent of the Majority Stockholder:

Entry into Securities Purchase Agreement, and Issuance of Convertible Note, Shares and Warrants

On April 1, 2024, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with an accredited investor (the “Investor”) pursuant to which the Company sold, and the Investor purchased (i) a promissory note in the aggregate principal amount of $1,316,000 (the “Note”); (ii) 50,000 shares of Common Stock (the “Shares”); (iii) warrants exercisable for 302,300 shares of Common Stock (the “Warrants”), for an aggregate purchase price of $1,250,200. The Note, Shares, and Warrants were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

The Company is currently listed on the Nasdaq Capital Market and is subject to the listing rules of The Nasdaq Stock Market LLC (“Nasdaq”). The issuance of the Shares and additional shares of our Common Stock, issuable upon conversion of the Note and the exercise of the Warrants, implicate certain of the Nasdaq listing standards requiring prior stockholder approval in order to maintain our listing on Nasdaq.

For the purposes of complying with Nasdaq Listing Rule 5635(d) in connection with the transactions contemplated by the Securities Purchase Agreement, including the issuance of the Note, Warrants, and Shares, and all of the Common Stock issuable upon conversion of the Note and exercise of the Warrants, the Majority Stockholder's approval has been duly obtained. This approval not only fulfills the requirements set forth by Nasdaq but also aligns with our commitment to uphold the highest standards of corporate governance and stockholder rights.

The Majority Stockholder consent we have received constitutes the only stockholder approval required under the NRS, Nasdaq Listing Rules 5635(b) and 5635(d), our Articles of Incorporation, and our Bylaws, to approve the issuance of the Note, Warrants, and Shares, and all of the Common Stock issuable upon conversion of the Note and exercise of the Warrants. Our Board of Directors is not soliciting your consent or your proxy in connection with this action and neither consents nor proxies are being requested from stockholders.

The actions taken by written consent of the Majority Stockholder will not become effective until the date that is twenty (20) calendar days after this Information Statement is first mailed or otherwise delivered to holders of our Common Stock as of the Record Date.

By Order of the Board of Directors,

/s/ Joseph La Rosa
Chief Executive Officer and Chairman

April 18, 2024

i

THIS INFORMATION STATEMENT IS BEING PROVIDED TO YOU BY THE BOARD OF

DIRECTORS OF THE COMPANY. WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

INFORMATION STATEMENT

April 18, 2024

GENERAL INFORMATION

La Rosa Holdings Corp., a Nevada corporation, with its principal executive offices located at 1420 Celebration Blvd., 2nd Floor, Celebration, Florida 34747, is sending you this Notice and Information Statement to notify you of an action that the Majority Stockholder has taken by written consent in lieu of a special meeting of stockholders. References in this Information Statement to the “Company, “we,” “our,” “us,” and “La Rosa” are to La Rosa Holdings Corp., and, to the extent applicable, its subsidiaries. The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward the Information Statement to beneficial owners of the Common Stock held of record by them.

Copies of this Information Statement are being mailed on or about April 18, 2024, to the holders of record of the outstanding shares of our Common Stock on April 1, 2024, which we refer to as the “Record Date.”

Background

The following action was approved by the written consent of the Majority Stockholder holding approximately 75.4% of our outstanding voting stock on April 1, 2024, in lieu of a special meeting of stockholders.

Entry into Securities Purchase Agreement, and Issuance of Convertible Note, Shares and Warrants

On April 1, 2024, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with an accredited investor (the “Investor”) where the Company sold, and the Investor purchased (i) a 13% senior secured promissory note in the aggregate principal amount of $1,316,000 (the “Note”); (ii) 50,000 shares of Common Stock (the “Shares”); (iii) warrants exercisable for 302,300shares of Common Stock (the “Warrants”). for a purchase price of $1,250,200. The Note, Shares, and Warrants were issued in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

The Company is currently listed on the Nasdaq Capital Market and is subject to the listing rules of The Nasdaq Stock Market LLC (“Nasdaq”). The issuance of the Shares, the additional shares of our Common Stock issuable upon conversion of the Note and exercise of the Warrants, implicate certain of the Nasdaq listing standards requiring prior stockholder approval in order to maintain our listing on Nasdaq.

The Majority Stockholder, in accordance with Nasdaq Listing Rules 5635(b) and 5635(d), approved (i) the entry into the Securities Purchase Agreement and the transactions contemplated thereunder, including the issuance of the Note, Shares and Warrants, (ii) the issuance of shares of Common Stock issuable upon the full conversion of the Note, (iii) the issuance of shares of Common Stock issuable upon exercise of the Warrants, and (iv) the authorization and reservation for the purpose of issuance of the greater of (a) 3,509,333 shares of Common Stock or (b) four (4) times the number of shares of Common Stock issuable upon the full conversion of the Note as described in the Securities Purchase Agreement.

The Majority Stockholder consent we have received constitutes the only stockholder approval required under the NRS, Nasdaq Listing Rules 5635(b) and 5635(d), our Articles of Incorporation and our Bylaws, to approve the issuance of the Note, Warrants, and Shares, and all of the Common Stock issuable upon conversion of the Note and exercise of the Warrants. Our Board of Directors is not soliciting your consent or your proxy in connection with this action and neither consents nor proxies are being requested from stockholders.

The actions taken by written consent of the Majority Stockholder will not become effective until the date that is twenty (20) calendar days after this Information Statement is first mailed or otherwise delivered to holders of our Common Stock as of the Record Date.

WE ARE NOT ASKING YOU FOR A PROXY, AND

YOU ARE REQUESTED NOT TO SEND A PROXY.

ACTION TAKEN

This Information Statement contains a brief summary of the material aspects of the action approved by the members of the Board of Directors of the Company and the Majority Stockholder.

APPROVAL OF (I) THE ISSUANCE OF COMMON STOCK, (II) ISSUANCE OF COMMON STOCK

UPON CONVERSION OF THE NOTES, ISSUANCE OF COMMON STOCK UPON EXERCISE OF THE

WARRANTS, IN ACCORDANCE WITH APPLICABLE NASDAQ LISTING RULES

Securities Purchase Agreement, and Convertible Note, Shares and Warrants

On April 1, 2024, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with an accredited investor (the “Investor”), for the sale and issuance of (i) a 13% senior secured promissory note in the aggregate principal amount of $1,316,000 (the “Note”); (ii) 50,000 shares of Common Stock (the “Shares”); and (iii) warrant exercisable for an aggregate of 302,300 shares of Common Stock (the “Warrants”), for a purchase price of $1,250,200. The Company transaction (the “Transaction”) closed on April 1, 2024 (the “Closing Date”), and the Company received net proceeds of $1,122,682 after deducting placement agent tail fees and expenses.

The Securities Purchase Agreement includes customary representations, warranties and covenants by the Company and standard closing conditions. It specifies that the Company may only use the net proceeds of the offering for business development and general working capital purposes, and not for any other purpose, including but not limited to (i) the repayment of any indebtedness owed to officers, directors or employees of the Company or their affiliates, (ii) the repayment of any debt issued in corporate finance transactions (including but not limited to promissory notes that have the ability to be converted into Common Stock), (iii) any loan to or investment in any other corporation, partnership, enterprise or other person (except in connection with the Company’s currently existing operations), (iv) any loan, credit, or advance to any officers, directors, employees, or affiliates of the Company, or (v) in violation or contravention of any applicable law, rule or regulation. The Securities Purchase Agreement also gives the Investor “piggyback” registration rights, subject to certain limitations and conditions as agreed upon in the Securities Purchase Agreement.

The Securities Purchase Agreement also (i) requires the Company to satisfy the stockholder approval requirements of Nasdaq Listing Rule 5635, (ii) prohibit the issuance of more than in excess of 2,849,117 shares of Common Stock (representing 19.99% of the issued and outstanding Common Stock on the Closing Date), subject to appropriate adjustment for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock (the “Exchange Cap”) until stockholder approval has been received to issue shares in excess of the Exchange Cap and such approval has become effective pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended, and (iii) require the Company to file a preliminary information statement on Schedule 14C in connection with the issuance of shares in excess of Exchange Cap under the Financing Transactions with the U.S. Securities and Exchange Commission (the “SEC”) within 10 calendar days of closing, and file a definitive information statement as soon as permissible.

Promissory Note

The $1,316,000 principal amount of the Note bears interest at the rate of 13% per annum, matures on the 12th month anniversary of the issuance date, or April 1, 2025, and is secured by all of the equity and assets of the Company and its subsidiaries pursuant to a Security Agreement, dated April 1, 2024, between the Company and its subsidiaries and the Investor. In the event any principal amount or interest under the Note is not paid when due, the principal amount outstanding under the Note will bear interest at the rate of the lesser of (i) sixteen percent (16%) per annum and (ii) the maximum amount permitted by law from the due date thereof until the same is paid (“Default Interest”). Interest and Default Interest shall be computed on the basis of a 365-day year and the actual number of days elapsed.

The Note is convertible into shares of Common Stock at the election of the holder at a conversion price equal to $2.50 per share, adjustable for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock.

The Note requires cash amortization payments on specified dates, ranging from all accrued interest to the entire remaining balance due on the final payment date. If an amortization payment is missed, the holder can convert that payment amount into Common Stock at the lower of the current conversion price or 85% of the lowest Nasdaq-reported volume-weighted average price (VWAP) during the five trading days before conversion (the “Market Price”). If an event of default occurs under the Note, then the conversion price with respect to the entire Note will adjust to the lower of (i) the then applicable conversion price under the Note or (ii) the Market Price.

The holder may not convert the Note to the extent that such conversion would result in the holder’s beneficial ownership of the Company’s Common Stock being in excess of 4.99% of the Company’s issued and outstanding Common Stock. Additionally, the holder is entitled to deduct $1,750 from the conversion amount in each Note conversion to cover the holder’s fees associated with the conversion, provided that the gross conversion amount in that conversion is at least $25,000.

At any time prior to the occurrence of an event of default under the Note, the Company can prepay in whole or in part the outstanding principal amount and interest then due under the Note; provided, however, that the holder can convert all or any portion of the Note pursuant to the terms of the Note, including the amount of this Note to be prepaid by the Company, prior to receiving the prepayment amount from the Company.

Upon the receipt of cash proceeds from various sources after the issue date, including but not limited to payments from customers not made in the ordinary course of business, debt or equity sales, cash advances, sales of receivables or similar transactions, conversion of outstanding warrants of the Company or its subsidiaries, or the Company’s issuance of securities pursuant to an equity line of credit, the Company must notify the holder within one business day. The holder then has the right to demand repayment of up to 20% of these proceeds toward the outstanding balance. Exceptions include ordinary business proceeds and ATM Offerings, except if received after an event of default.

Warrants

Pursuant to the Securities Purchase Agreement, the Company issued the Investor (i) a warrant exercisable for 150,000 shares of Common Stock for $3.00 share, subject to adjustment, from the date of issuance until the fifth anniversary of the date of issuance (the “First Warrant”), and (ii) a warrant exercisable for 152,300 shares of Common Stock for $2.25 per share, subject to adjustment (the “Second Warrant,” and collectively with the First Warrant, the “Warrants”). The Second Warrant shall only be exercisable if the Note is not fully extinguished by repayment in cash and/or conversion into Common Stock by April 1, 2025.

In the event the Market Price of the Company’s Common Stock is greater than the Warrant’s exercise price, the holder may exercise the Warrants via a “cashless exercise.” “Market Price” means the highest traded price of the Common Stock during the thirty trading days prior to the date of the respective exercise notice.

In the event the Company grants, issues or sells (or enters into any agreement to grant, issue or sell, other than in an Excluded Issuance (as defined in the Warrants), for a consideration per share (the “New Issuance Price”) less than a price equal to the exercise price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale shall be reduced to the New Issuance Price.

Registration Rights Agreement

In connection with the Securities Purchase Agreement, on April 1, 2024, the Company entered into a registration rights agreement with the Investor (the “Registration Rights Agreement”). Pursuant to the Registration Right Agreement, the Company agreed to file with the SEC a registration statement registering for resale by the Investor the shares of Common Stock issued or issuable in the Transaction within 90 days of the Closing Date, or June 30, 2024, and to have such registration statement effective within 120 days from the Closing Date, or July 30, 2024. The Company also agreed to keep the registration statement effective under the Securities Act until the Shares, and the shares of Common Stock issuable upon the conversion of the Note and exercise of the Warrants are eligible for resale pursuant to an exemption from the registration requirements of the Securities Act. The Registration Rights Agreement included customary indemnification provisions in favor of the Investors against certain losses and liabilities arising out of or based upon any filing or other disclosure made by the Company under the securities laws relating to any such registration.

Security Agreement

In connection with the Securities Purchase Agreement, on April 1, 2024, the Company and each of its subsidiaries entered into a security agreement with the Investor (the “Security Agreement”). Pursuant to the Security Agreement, the Company granted the Investor a first (or a second, in the case of two certain subsidiaries) priority security interest in the equity and assets of the Company and each subsidiary to secure the Company’s prompt payment, performance, and discharge in full of all of the Company’s obligations under the Note.

Stockholders Entitled to Receive Notice of Action by Written Consent

 Under NRS 78.320, our Amended and Restated Articles of Incorporation and our Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present, consent to such action in writing. Prompt notice of any action so taken by written consent must be provided to all holders of our Common Stock as of the Record Date.

Nasdaq Listing Requirements and the Necessity of Stockholder Approval

Our Common Stock’s listing on the Nasdaq Capital Market subjects us to Nasdaq Listing Rules. The issuance of the Shares and the shares of Common Stock issuable upon the exercise of the Note and exercise of the Warrants triggers Nasdaq rules requiring prior stockholder approval to maintain our listing:

➢	Nasdaq Listing Rule 5635(b) mandates stockholder approval for any issuance potentially resulting in a “change of control.” A single or affiliated group acquiring as little as 20% of the common stock or voting power, becoming the largest ownership position, may trigger this requirement.

➢	Nasdaq Listing Rule 5635(d) necessitates stockholder approval before any nonpublic offering involving the sale or potential sale of common stock (or convertible securities), equal to 20% or more of the pre-issuance common stock or voting power, at a price below the last close or the average closing price over the preceding five trading days.

The potential for the Note’s conversion price to adjust, resulting in our Common Stock issuance at a discount, invokes Nasdaq Listing Rule 5635(d).

Assuming full conversion of the Note for $1,316,000 and any conversion price adjustments under the Note’s terms, the issuance could involve at least 2,850,544 shares of our Common Stock (20% of the outstanding stock on the Closing Date), not counting additional the shares of Common Stock issuable upon the exercise of the Note or exercise of the Warrants. This scenario would require prior stockholder approval under Nasdaq Listing Rule 5635(d).

The Majority Stockholder, complying with Nasdaq Listing Rules 5635(b) and 5635(d), approved (i) the entry into the Securities Purchase Agreement and the transactions under it, including the issuance of the Note, Shares and Warrants, (ii) the issuance of shares of Common Stock upon the full conversion of the Note; (iii) the issuance of shares of Common Stock upon the exercise of the Warrant; and (iv) the authorization and reservation of the greater (a) 2,807,017 shares of Common Stock, or (b) four times the number of shares of Common Stock that could be issued if the entire Note was converted without considering any payments of the principal amount or interest, based on the current conversion price or the Market Price.

Effective Date of Action by Written Consent

Per Rule 14c-2 under the Exchange Act, the corporate action taken by written consent becomes effective no earlier than twenty (20) calendar days after the first mailing or delivery of this Information Statement to Common Stockholders as of the Record Date. This Information Statement provides a comprehensive overview of the action approved by the holder of a majority of our outstanding Common Stock.

Dissenter’s Rights of Appraisal

Stockholders do not have any dissenter’s rights or appraisal rights in connection with the approval of the issuance of the Note, Warrants, Shares, and the Common Stock issuable upon conversion of the Note and upon the exercise of Warrants.

OUTSTANDING VOTING SECURITIES

Each Common Stock share grants one vote on each matter submitted to stockholders. As of the Record Date, 14,252,716 Common Stock shares and 2,000 Series X Super Voting Preferred Stock shares, each equivalent to 10,000 Common Stock votes, totaling twenty million (20,000,000) votes, were issued, outstanding, and eligible for action by written consent and notice of such action. The Majority Stockholder, also our Chief Executive Officer, President, and Board Chairman, owned 5,837,428 shares of Common Stock shares and 2,000 shares Series X Preferred Stock, having a total of 25,837,428 votes, constituting 75.4% of our capital stock’s outstanding voting power on the Record Date.

On April 1, 2024, the Majority Stockholder executed a written consent approving the Transaction and the actions described in this Information Statement. Since these actions have been approved by the Majority Stockholder, this Information Statement does not solicit proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table presents information about our Common Stock’s beneficial ownership as of April 1, 2024, for (i) each named executive officer and director; (ii) all named executive officers and directors as a group; and (iii) each other stockholder known to us owning more than 5% of our outstanding Common Stock.

Beneficial ownership complies with SEC rules, generally including voting or investment power over securities. A person or group is deemed to have “beneficial ownership” of any shares they can acquire within sixty (60) days. For percentage calculations, any shares that a person can acquire within sixty days are considered issued and outstanding for that person but not for others. This table does not imply beneficial ownership admission by anyone listed.

Name and Address of Beneficial Owner(1)	Common Stock		Percentage of Common Stock(2)	Series X Super Voting Preferred Stock(3)	Percentage of Series X Super Voting Preferred Stock
Officers and Directors
Joseph La Rosa
(President, CEO, and Chairman)	8,738,730	(4)	50.9%	2,000	100%
Kent Metzroth
(Chief Financial Officer)	359,120	(5)	2.5%	-	-
Deana La Rosa
(Chief Operating Officer)	300,000	(6)	2.1%
Alex Santos
(Chief Technology Officer)	9,611		*
Michael A. La Rosa
(Director)	105,625	(7)	*	-	-
Ned L. Siegel
(Director)	127,050	(8)	*	-	-
Thomas Stringer
(Director)	132,400	(9)	*	-	-
Jodi R. White
(Director)	127,050	(10)	*	-	-
All Officers and Directors as a group (8 persons)	9,599,586		53.3%	2,000	100%

5% Stockholders
Carlos J. Bonilla	839,412	(11)	5.9%	-	-
Carlos G. Bonilla	1,010,840	(12)	7.1%	-	-

*	Less than 1%.

(1)	Unless otherwise indicated, the principal address of the executive officers, directors and 5% stockholders of the Company is c/o 1420 Celebration Boulevard, 2nd Floor, Celebration, Florida 34747.

(2)	Based on 14,252,716 shares of Common Stock issued and outstanding on the Record Date and the shares of Common Stock owner has the right to acquire within 60 days of the Record Date.

(3)	Based on 2,000 shares of Series X Super Voting Preferred Stock outstanding on the Record Date. Each share of Series X Super Voting Preferred Stock votes together with the Common Stock unless prohibited by law and has 10,000 votes per share.

(4)	Includes 285 shares of Common Stock owned by Celebration Office Condos, LLC, an entity owned and controlled by Mr. La Rosa. Includes (i) a 10-year fully vested stock option to purchase 134,065 shares of Common Stock at $1.7332 per share granted to Mr. La Rosa on February 1, 2024; (ii) a 10-year fully vested stock option to purchase 800,000 shares of Common Stock at $1.5001 per share granted to Mr. La Rosa on January 2, 2024; (iii) a 10-year fully vested stock option to purchase 900,000 shares of Common Stock at $2.09 per share granted to Mr. La Rosa on December 7, 2023; (iv) a 5-year warrant to purchase 166,667 shares of Common Stock at a price equal to the lower of $1.50 per share or the price per share of any offering by the Company subsequent to the Company's initial public offering, subject to adjustment, granted to Mr. La Rosa on December 2, 2022, and (v) a 10-year fully vested stock option to purchase 600,000 shares of Common Stock at $1.74 per share granted to Mr. La Rosa on March 15, 2024. Joseph La Rosa is the spouse of Deana La Rosa and is deemed to beneficially own the shares of Common Stock beneficially owned by Deana La Rosa.

(5)	Represents a 10-year fully vested stock option to purchase 359,120 shares of Common Stock at $1.7332 per share granted on February 1, 2024.

(6)	Represents a 10-year fully vested stock option to purchase 300,000 shares of Common Stock at $1.7332 per share granted to Ms. La Rosa on February 1, 2024. Deana La Rosa is the spouse of Joseph La Rosa and is deemed to beneficially own the shares of Common Stock beneficially owned by Joseph La Rosa.

(7)	Includes (i) a fully vested stock option to purchase 20,000 shares of Common Stock at $5 per share granted on March 17, 2022, and expiring on February 15, 2032; and (ii) a 10-year fully vested stock option to purchase 85,625 shares of Common Stock at $1.28 per share granted on November 1, 2023.

(8)	Includes (i) a fully vested stock option to purchase 20,000 shares of Common Stock at $5 per share granted on March 17, 2022, and expiring on February 15, 2032; and (ii) a 10-year fully vested stock option to purchase 107,050 shares of Common Stock at $1.28 per share granted on November 1, 2023.

(9)	Includes (i) a fully vested stock option to purchase 20,000 shares of Common Stock at $5 per share granted on March 17, 2022, and expiring on February 15, 2032; and (ii) a 10-year fully vested stock option to purchase 112,400 shares of Common Stock at $1.28 per share granted on November 1, 2023.

(10)	Includes (i) a fully vested stock option to purchase 20,000 shares of Common Stock at $5 per share granted on March 17, 2022, and expiring on February 15, 2032; and (ii) a 10-year fully vested stock option to purchase 107,050 shares of Common Stock at $1.28 per share granted on November 1, 2023.

(11)	Includes 239,412 shares of Common Stock held by ELG-TRUST-1004-09-01-13, a trust controlled by Mr. Bonilla. Information based on Forms 3 and 4 filed by Carlos J. Bonilla with the SEC.

(12)	Stock ownership based on a Schedule 13G filed by Carlos G. Bonilla with the SEC on January 17, 2024. The address of Mr. Bonilla listed on his Schedule 13G is 407 Wekiva Springs Rd, Suite 207, Longwood, FL 32779.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements in addition to historical information. When used in this Information Statement, the words “can,” “will,” “intends,” “expects,” “believes,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. All statements that address activities, events or developments that the Company intends, expects or believes may occur in the future are forward-looking statements. Any forward-looking statements made by the Company in this Information Statement speak only as of the date hereof. Factors or events that affect the transactions or could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

IMPORTANT NOTICE ABOUT FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements along with historical data. Phrases like “can,” “will,” “plans,” “expects,” “believes,” and similar terms are used to identify forward-looking statements. These statements discuss our expectations for future events or our future performance. It is important to Note that these forward-looking statements are only our predictions as of now, and actual events or results could differ for various reasons. We are not obligated to update these statements if things change, except as required by law.

MORE INFORMATION

We file reports with the SEC. These reports include annual and quarterly reports, as well as other information the Company is required to file pursuant to the Exchange Act. You may read and copy materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may request a copy of documents filed with or furnished to the SEC by us, at no cost, by writing to La Rosa Holdings Corp., 1420 Celebration Blvd., 2nd Floor, Celebration, Florida 34747, Attn: Secretary, or by telephoning the Company at (321) 250-1799.

DOCUMENT DELIVERY FOR SHARED ADDRESSES

We appreciate your cooperation with our effort to send fewer mailings to households that share an address. If we are sending one copy of our documents to a shared address but you would prefer your own copy, just let us know. You can request this by writing or calling us at the contact details provided. If you are currently receiving multiple copies at a shared address and would prefer just one copy for the household, please inform us in the same way.

NO ACTION NEEDED FROM STOCKHOLDERS

As a stockholder, you do not need to take any action in response to this document. However, the law requires us to send you this information at least 20 days before any corporate action can be taken.

By Order of the Board of Directors,

/s/ Joseph La Rosa
Chief Executive Officer and Chairman of the Board of Directors

April 18, 2024